Exhibit 99.1

ISILON ANNOUNCES APPOINTMENT OF DON LISTWIN TO BOARD OF DIRECTORS

Former Openwave CEO and Cisco Executive Vice President Brings More than 25 Years of Experience in Growing Multi-Billion Dollar Businesses to Isilon's Board

SEATTLE - July 14, 2010 - Isilon® (Nasdaq: ISLN) today announced the appointment of Don Listwin to its Board of Directors. Listwin, former CEO of Openwave and a former executive vice president at Cisco, brings more than 25 years of experience in building and leading multi-billion dollar, publicly-traded companies to Isilon's Board. During Listwin's tenure at Openwave, he built the company into the worldwide leader in mobile Internet solutions. Prior to Openwave, Listwin was an executive vice president at Cisco Systems, where he oversaw business units totaling more than $12 billion in annual revenue.

"Don's track record of driving consistent growth for multi-billion dollar enterprise IT businesses speaks for itself," said Sujal Patel, CEO, Isilon. "With Don's appointment to our board, Isilon gains a proven leader with deep experience across areas as diverse as networking technology and leading-edge genomics, providing Isilon with a seasoned advisor in our mission to maximize the market opportunity for scale-out storage."

"I saw, first-hand, the power of truly disruptive technology while at Openwave and Cisco, and I see the same potential in Isilon's scale-out storage solutions," said Don Listwin. "While traditional storage systems continue to complicate enterprise IT and escalate costs, Isilon makes storage that's both powerful and simple. I look forward to helping the company capitalize on the demand for its smarter storage solutions."

Listwin served as president and CEO of Openwave from 2000 to 2004. Prior to Openwave, Listwin held numerous executive positions within Cisco from 1990 to 2000, eventually becoming executive vice president. Listwin is the founder and chairman of the Canary Foundation, a non-profit organization devoted to the early detection of cancer, and also serves on the board of directors at Calix, Clustrix, Genologics, Stratos Bioscience, and the National Cancer Institute's Board of Scientific Advisors. He has previously served on the boards of Openwave, JDS Uniphase, Redback Networks, TIBCO Software, E-Tek, and the Cellular Telecommunications & Internet Association (CTIA). Listwin holds a B.S. in electrical engineering and an honorary doctorate of law from the University of Saskatchewan.

About Isilon

As a global leader in scale-out storage, Isilon delivers powerful yet simple solutions for enterprises that want to manage their data, not their storage. Learn more at http://www.isilon.com.

The names of companies mentioned herein are the trademarks of their respective owners.

For More Information, Press Only:

Lucas Welch, Isilon, +1-206-315-7621, lucas.welch@isilon.com

James McIntyre, McClenahan Bruer, +1-503-546-1016, james@mcbru.com

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